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                  [Will be placed on Letterhead in final draft]

                                    Exhibit 8
                                     [DATE]



Board of Directors                                      Board of Directors
STERLING FINANCIAL CORPORATION                          HANOVER BANCORP, INC.
101 North Pointe Boulevard                              P.O. Box 513
Lancaster, PA  17601                                    25 Carlisle Street
                                                        Hanover, PA  17331-2404

Dear Members of the Boards:

         You have requested our opinion regarding material federal income tax questions in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of January 25, 2000, between Hanover Bancorp, Inc., a Pennsylvania business corporation and a Bank Holding Company, ("Hanover") and Sterling Financial Corporation, a Pennsylvania business corporation and a Bank Holding Company, ("Sterling"), pursuant to which Hanover will merge with and into Sterling, which will be the surviving corporation.

         At the effective date of the merger (the "Merger"), each share of Hanover's common stock issued and outstanding immediately prior to the effective date will, by virtue of the Merger, be converted into the right to receive the number of shares of Sterling common stock as is provided in Section 2.1 (a) of the Agreement and Plan of Merger. As a result of the Merger, Bank of Hanover and Trust Company, a subsidiary of Hanover, shall become a wholly-owned operating subsidiary of Sterling, subject to the provisions of Section 7.6 of the Agreement and Plan of Merger.

         Hanover shareholders shall exchange their Hanover common stock certificates for Sterling common stock certificates, as provided in Section 2.2 of the Agreement and Plan of Merger. No fractional shares of Sterling common stock will issue. In lieu of fractional shares, shareholders of Hanover will receive cash in an amount determined pursuant to Section 2.1 (d) of the Agreement and Plan of Merger. Shareholders of Hanover and Sterling will be entitled to exercise dissenter's rights in connection with the Merger.


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Boards of Directors
STERLING FINANCIAL CORPORATION AND HANOVER BANCORP, INC.
[DATE]
Page 2


         On the effective date, all Treasury shares of Hanover common stock, other than trust account shares or shares acquired in connection with debts previously contracted owned by Hanover or any direct or indirect subsidiary of Hanover, if any, shall be cancelled.

         On the effective date, each share of Hanover common stock, other than trust account shares or shares acquired in connection with debts previously contracted owned by Sterling or any direct or indirect subsidiary of Sterling, if any, shall be cancelled.

         Each share of Sterling common stock issued and outstanding immediately prior to the effective date, shall, on and after the effective date, continue to be issued and outstanding as an identical share of Sterling common stock.

         Each share of Sterling common stock issued and held in the treasury of Sterling as of the effective date, if any, shall on and after the effective date, continue to be issued and held in the treasury of Sterling.

         In connection with the opinion set forth below with respect to the Merger, we have reviewed and relied upon the following documents:

         o The articles of incorporation, bylaws, and resolutions of Sterling's Board of Directors;

         o The articles of incorporation, bylaws, and resolutions of Hanover's Board of Directors;

         o The Agreement and Plan of Merger and all exhibits and attachments to the Agreement;

         o        The Articles of Merger which will be filed in Pennsylvania;

         o        Certificates of Officers of both Sterling and Hanover; and

         o Other documents as we have deemed relevant or appropriate to our opinion.




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Boards of Directors
STERLING FINANCIAL CORPORATION AND HANOVER BANCORP, INC.
[DATE]
Page 3

         In rendering this Opinion, we have relied upon the accuracy and authenticity of the information contained in these documents. This Opinion is further based upon the following assumptions that we have made with your consent and upon which we are relying:

         o Hanover shareholders will receive shares of Sterling voting common stock in exchange for their shares of Hanover voting common stock surrendered in the exchange based upon a formula provided in the Agreement and Plan of Merger;

         o Immediately following the transaction, Sterling will possess all the assets and liabilities possessed by Hanover immediately prior to the transaction;

         o Sterling will continue the historic business of Hanover or will use a significant portion of Hanover's assets in the continuing business of Sterling, and Sterling will continue to operate The Bank of Hanover and Trust Company as a wholly owned operating subsidiary of Sterling;

         o The Merger will be consummated in accordance with the Agreement and Plan of Merger, including the satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof;

         o The Merger will qualify as a merger under the applicable laws of the Commonwealth of Pennsylvania; and

         o The Agreement and Plan of Merger and all other documents and instruments referred to therein are valid and binding in accordance with their terms.

         Based upon the foregoing facts, documents and assumptions, it is our opinion that for United States Federal Income Tax purposes:

         o The Merger of Hanover into Sterling will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended and Hanover and Sterling will each be a party to the "reorganization" within the meaning of Section 368(b) of the Code;

         o No gain or loss will be recognized by Hanover or Sterling as a result of the Merger;

         o No gain or loss will be recognized by the shareholders upon the exchange of their shares of Hanover voting common stock solely for shares of Sterling voting common stock pursuant to the Merger;


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Boards of Directors
STERLING FINANCIAL CORPORATION AND HANOVER BANCORP, INC.
[DATE]
Page 4


         o The aggregate tax basis of the shares of Sterling voting common stock received solely in exchange for shares of Hanover voting common stock pursuant to the Merger will be the same as the aggregate tax basis of Hanover voting common stock exchanged therefor;

         o The holding period for the shares of Sterling voting common stock received in exchange for shares of Hanover voting common stock pursuant to the Merger will include the holding period of the shares of Hanover voting common stock exchanged therefor, provided the shares of Hanover voting common stock were held as capital assets by the shareholder at the effective date of the Merger;

         o The payment of cash in lieu of fractional share interests of Sterling voting common stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sterling. These cash payments will be treated as having been received as a distribution in full payment in exchange for the fractional share interest redeemed, as provided in Section 302(a) of the Code;

         o As provided in Section 381(c)(2) of the Code and related Treasury Regulations, Sterling will succeed to and take into account the earnings and profits, or deficit earnings and profits, of Hanover as of the Merger. Any deficit in the earnings and profits of Sterling or Hanover will be used only to offset the earnings and profits accumulated after the Merger; and

         o Pursuant to Section 381(a) of the Code and related Treasury Regulations, Sterling will succeed to and take into account the items of Hanover described in Section 381(c) of the Code. These items will be taken into account by Sterling subject to the conditions and limitations of Sections 381, 382, 383 and 384 of the Code and Treasury Regulations thereunder.

         These opinions are based solely upon the documents, facts and assumptions stated above. Any inaccuracy in or breach of any of the aforementioned agreements, documents or assumptions, or any change after the date hereof in the applicable law could adversely affect our opinion. Furthermore, the tax consequences described above may not be applicable to shareholders subject to special treatment under certain federal income tax laws, such as foreign holders.



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Boards of Directors
STERLING FINANCIAL CORPORATION AND HANOVER BANCORP, INC.
[DATE]
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         We express no opinion as to any matter not specifically addressed above. Also, we express no opinion as to the tax consequences of any of the transactions under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion after the date hereof.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-4 of Sterling, and we further consent to the reference to our name in the Joint Proxy Statement/Prospectus included as part of the Registration Statement, under the captions "Material Federal Income Tax Consequences" and "Legal Opinions."





                                                   Sincerely,



                                                   Shumaker Williams, P.C.